EXHIBIT 4.48



              Supplemental Agreement to the Undertaking Agreement

This Supplemental Agreement is made on 8 December 2005

BETWEEN:

(1) CHINA NATIONAL OFFSHORE OIL CORPORATION whose legal address is at Jingxin Plaza, A2 Dongsanhuanbei Road, Chaoyang District, Beijing 100027, the People's Republic of China ("CNOOC"); and

(2) CNOOC LIMITED, whose registered office is at 65th Floor, Bank of China Tower, 1 Garden Road, Hong Kong (the "Company").

WHEREAS:

(1) CNOOC and the Company entered into an undertaking agreement (the "Undertaking Agreement") on 6 April 2000 and a supplemental agreement to the Undertaking Agreement on 21 December 2000 (the "First Supplemental Agreement").

(2) The parties have agreed to enter into this Supplemental Agreement to amend the Undertaking Agreement (as amended by the First Supplemental Agreement).

The parties agree as follows in relation to the amendment of the Undertaking
Agreement:

1.    CONDITIONS PRECEDENT

1.1 The provisions of this Supplemental Agreement (other than this clause and Clauses 5 and 6) are subject to the approval of the independent shareholders of the Company (if required by law or regulation).

1.2 Each of the parties shall use its best endeavours to procure the fulfilment of the conditions contained in clause 1.1.

2.    DEFINITION AND INTERPRETATION



                                Exhibit 4.48-1

      Words and terms used in this Supplemental Agreement shall, save where the context otherwise requires, have the same meaning as defined in the Undertaking Agreement (as amended by the First Supplemental Agreement).

3.    PRIORITY TO BUSINESS OPPORTUNITIES

      The parties hereby agree that notwithstanding the terms of the Undertaking Agreement, the Company may offer to CNOOC any opportunities falling within the scope of the Business which are within the onshore areas of the PRC or outside the PRC and which the board of directors of the Company does not consider is in the best interests of the Company to pursue ("Business Opportunity"). If the board of directors of the Company decides to offer any such Business Opportunity to CNOOC, CNOOC or members of the CNOOC Group will thereafter be entitled to engage in, develop and operate such Business Opportunity without restriction, subject to Clause 4 below.

4.    OPTION OF ACQUISITION

      For any Business Opportunity afforded to and accepted by CNOOC or members of the CNOOC Group in accordance with Clause 3 above, CNOOC hereby irrevocably grants to the Company the right to acquire the businesses developed by CNOOC or members of the CNOOC Group from such Business Opportunity according to the terms of this Clause 4 ("Option of Acquisition").

4.1 Option Period: The Company may exercise the option of acquisition at any time following an offer made under Clause 3.

4.2 Preliminary Notice of Intention for Acquisition: In order to exercise the Option of Acquisition, the Company should issue a preliminary notice of intention for acquisition, which shall state that the Company is interested in the acquisition of such Business which is being operated by CNOOC or members of the CNOOC Group.

4.3 Assets Valuation: After receiving the preliminary notice of intention, CNOOC should appoint a qualified valuation institution, which is mutually accepted by the parties, in accordance with the laws of the PRC to carry out assets valuation on the business that is proposed to be acquired, and the basis of valuation shall be determined through consultation of the parties. The valuation report should be confirmed by the competent PRC government authority or other institutions authorized by it. Such valuation report, after confirmation, shall be binding on both parties. CNOOC should provide the original of the valuation report to the Company within 10 days after the confirmation of the valuation report.

4.4 Acquisition Price and Acquisition Agreement: The acquisition price should be



                                Exhibit 4.48-2
      based on the confirmed assets valuation amount, and be determined by the parties through negotiation according to the normal commercial terms and conditions. The acquisition agreement should be finalized by the parties through negotiation according to the normal commercial terms and conditions.

4.5 If it is stipulated by law or the relevant listing rules, or considered necessary by the majority of the independent directors of the board of directors of the Company, that the Company should retain auditors, independent financial advisors, valuators outside the PRC, independent technology advisors and/or other professional advisors to carry out audit and valuation of the business proposed to be acquired and issue reports, CNOOC should assist the relevant professional advisors, and provide the relevant information to them. All the fees of such advisors should be borne by the Company.

4.6 Notice of the Exercise of Option of Acquisition: After receiving the confirmed assets valuation report, the board of directors of the Company should finish its internal approval procedures in accordance with the laws, regulations and listing rules of the PRC and the place of listing and the stipulations of the Articles of Association of the Company, and notify CNOOC in writing of its decision within 90 days or within such period as otherwise agreed between the parties. If the Company decides to exercise the Option of Acquisition, it should issue to CNOOC a notice of the exercise of Option of Acquisition; if the Company decides not to exercise the Option of Acquisition, it should also notify CNOOC in writing. If the Company fails to notify CNOOC of its decision in writing within 90 days after it receives the confirmed valuation report, or within such period as otherwise agreed between the parties, it shall be deemed to giving up the Option of Acquisition.

4.7 Exercise of the Option of Acquisition by the Company: The parties shall sign the acquisition agreement, and, upon approval of the independent shareholders of the Company (if required by law or regulation), the Company shall make payment to CNOOC according to the price and method of payment provided in the acquisition agreement and shall receive all necessary legal rights to the business acquired.



5. This Supplemental Agreement is supplemental to and forms an integral part of the Undertaking Agreement, and shall come into effect as from the date of its signing by the duly authorized representatives of both parties. Unless otherwise agreed in this Supplemental Agreement, other clauses of the Undertaking Agreement are still valid.



                                Exhibit 4.48-3

CHINA NATIONAL OFFSHORE OIL CORPORATION

Authorized Representative:
Name:
Position:



CNOOC LIMITED

Authorized Representative:
Name:
Position:



                                Exhibit 4.48-4